PROSPECTUS SUPPLEMENT NO. 9
to Prospectus,
 declared effective on August 17, 2007
 (Registration No. 333-138693)
ICP SOLAR TECHNOLOGIES INC.

This Prospectus Supplement No. 9 supplements and amends our Prospectus declared effective August 17, 2007, as amended and supplemented by prospectus supplement no.1 dated August 28, 2007 and by prospectus supplement no.2 dated September 19, 2007 and by prospectus supplement no.3 dated December 17, 2007 and by prospectus supplement no.4 dated January 11, 2008 and by prospectus supplement no.5 dated February 20, 2008, by prospectus supplement no.6 dated March 11, 2008, by prospectus supplement no.7 dated March 31, 2008 and by prospectus supplement no.8 dated April 30, 2008 (the "Prospectus").

You should read this Prospectus Supplement No. 9 together with the Prospectus.

This Prospectus Supplement No. 9 includes the attached Current Report on Form 8K of ICP Solar Technologies Inc. as filed by us with the Securities and Exchange Commission on May 8, 2008.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 9 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No.9 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 9 is May 9, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 2, 2008
Date of Report (Date of earliest event reported)

ICP SOLAR TECHNOLOGIES INC.
 (Exact name of registrant as specified in its charter)

NEVADA	000-51790	20-0643604
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

7075 Place Robert-Joncas
Montreal, Quebec	H4M 2Z2
(Address of principal executive offices)	(Zip Code)

(514) 270-5770
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02

DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS

On May 8, 2008, ICP Solar Technologies Inc. (the “Company”) announced the departure of Leon Assayag as Chief Financial Officer, effective May 2, 2008.

On May 8, 2008, the Company announced via press release, the  appointment of  Sheldon Reinhart as Chief Financial Officer  and Chief Operating Officer. The appointment was approved by the Board of Directors of the Company on May 6, 2008.

The following is a brief biographical description of the recently appointed Officer.

Sheldon Reinhart

Mr. Reinhart has over 20 years of experience in both finance and technology. Most recently, he was the Chief Financial Officer for Strategy First Inc. a leading computer games publisher. Prior to that, he was the General Manager of Walpert Industries Ltd. and VP Finance for Paradox Security Systems. Mr. Reinhart began his career at RSM Richter, an independent auditing firm.

Mr. Reinhart received his Bachelor’s Degree and GDPA from McGill University and is a Chartered Accountant (CA).

On May 8, 2008, the Company entered into an Employment Agreement with Sheldon Reinhart. Pursuant to the Employment Agreement, Mr. Reinhart will serve as the Chief Financial Officer, and Chief Operating Officer of the Company effective May 6, 2008. As compensation for his services, Mr. Reinhart will receive an annual base salary of $122,500. Mr. Reinhart shall be entitled to a $10,000 annual bonus at the discretion of the Chief Executive Officer and the Board of Directors. On May 6, 2008 (“Date of Grant”), Mr. Reinhart was also granted  stock options to acquire 75,000 shares of the Company’s common stock at an exercise price of $ 0.50 per share (the “Options”). The Options will vest semi -annually over a two-year period, from the Date of Grant.

The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by ICP Solar Technologies Inc. dated May 8, 2008 regarding the appointment of its new Chief Financial Officer and Chief Operating Officer.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICP SOLAR TECHNOLOGIES INC.

Date: May 8, 2008
	By:	/s/ Sass Peress
SASS PERESS
President, Chief Executive Officer and
Chairman

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ICP Solar Appoints Sheldon Reinhart CFO and COO

Montreal, Canada, May 08, 2008 – ICP Solar Technologies Inc. (OTCBB: ICPR, FRANKFURT: K1U.F), a developer, manufacturer and marketer of solar panels and products, announced today that Sheldon Reinhart has been appointed Chief Financial Officer and Chief Operating Officer.

“Sheldon brings us a superb combination of skills, talent and a deep understanding of business fundamentals, operations and manufacturing,” said Sass Peress, ICP Solar Chairman and Chief Executive Officer "We are glad to have him aboard and are confident that he will quickly become a key member of our team as he helps to strengthen our operations and oversees our financial affairs."

Mr. Reinhart has over 20 years of experience in both finance and technology. Most recently, he was the Chief Financial Officer for Strategy First Inc., a leading computer games publisher. Prior to that, he was the General Manager of Walpert Industries Ltd., and VP Finance for Paradox Security Systems. Mr. Reinhart began his career at RSM Richter, an independent auditing firm.

Mr. Reinhart received his Bachelor’s Degree and GDPA from McGill University and is a Chartered Accountant (CA).

He replaces Leon Assayag who left the company May 2, 2008 to pursue other interests.

About ICP Solar Technologies, Inc.

ICP Solar is a developer, manufacturer and marketer of solar panels and solar cell based products and building materials.  Through the application of next-generation technologies and use of proprietary intellectual design the Company aims to be the industry's innovation leader.  For the past 19 years, ICP Solar has led the consumer market through innovation and has now begun to apply that same philosophy to the OEM, rooftop and power generation segment of the solar industry. ICP Solar's management has over 50 years of experience in the renewable energy sector. ICP Solar is the North American licensee of the Coleman® brand in the solar charger category. The company’s headquarters are located in Montreal, Canada, with additional locations in the USA, Spain, Ireland and France.

Corporate information may be found at www.icpsolar.com

The forward-looking statements herein include, but are not limited to, the expected expansion of our solar solutions into Europe Middle East, Asia and Africa. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, competitive pressures and general economic conditions, and our financial condition. These and other risks and uncertainties are described in more detail in our most recent SB-2 filing with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

Contact:

ICP Solar
Laurent Lafite, 514-270-5770
Llafite@icpsolar.com

or

Lippert/Heilshorn & Associates
Jody Burfening/Elric Martinez, 212-838-3777
emartinez@lhai.com